BofI Holding, Inc. Announces Fourth Quarter Net Income of $29.7 million, Up 21.9%
FY 2016 Net Income Increases 44.3% to $119.3 million

SAN DIEGO, CA – (BUSINESS WIRE) – August 2, 2016 – BofI Holding, Inc. (NASDAQ: BOFI) (“BofI”), parent company of BofI Federal Bank (the “Bank”), today announced financial results for the fourth fiscal quarter ended June 30, 2016. Net income was $29.7 million, an increase of 21.9% over net income of $24.4 million for the quarter ended June 30, 2015. Earnings attributable to BofI’s common stockholders were $29.7 million or $0.46 per diluted share for the fourth quarter of fiscal 2016, an increase of 21.9% from $24.3 million or $0.39 per diluted share for the fourth quarter ended June 30, 2015.
Adjusted earnings, a non-GAAP measure, which excludes the after-tax impact of gains and losses associated with our securities portfolio, increased 26.5% to $29.7 million for the quarter ended June 30, 2016 compared to $23.5 million for the quarter ended June 30, 2015.

Fourth Quarter Fiscal 2016 Financial Summary:

	Three Months Ended June 30,
(Dollars in thousands, except per share data)	2016	2015	% Change
Net interest income	$69,155	$55,294	25.1%
Non-interest income	$17,015	$10,278	65.5%
Net income	$29,727	$24,395	21.9%
Adjusted earnings[1]	$29,677	$23,467	26.5%
Net income attributable to common stockholders	$29,650	$24,318	21.9%
Diluted EPS[2]	$0.46	$0.39	17.9%

1 See “Use of Non-GAAP Financial Measures”
2 Per share amounts have been retroactively restated for all prior periods presented to reflect the four-for-one forward split of the Company’s common stock affected in the form of a stock dividend that was distributed on November 17, 2015

For the fiscal year ended June 30, 2016, net income was a record $119.3 million, an increase of 44.3% over net income of $82.7 million for the twelve months ended June 30, 2015. Earnings attributable to BofI’s common stockholders were $119.0 million or $1.85 per diluted share for the twelve months ended June 30, 2016, an increase of 44.4% from $82.4 million or $1.34 per diluted share for the twelve months ended June 30, 2015. Record earnings for the fiscal year ended June 30, 2016 were primarily the result of growth in both the Bank’s loan and lease portfolio and its fee income businesses.

“We finished fiscal 2016 with positive momentum,” stated Greg Garrabrants, President and Chief Executive Officer of BofI. “Loan growth was solid across several of our lending groups, including jumbo single family, multifamily, commercial real estate and C&I lender finance. Strong fee income growth was a key driver in us achieving 1.75% ROA and 19.43% ROE for the full year.” Mr. Garrabrants continued, “Our disciplined credit underwriting and low loan-to-value strategy has resulted in impeccable credit quality, as reflected in our 2 basis points of annualized net charge-offs during the fourth quarter. Our strong capital position and diverse set of businesses across consumer and commercial platforms enable us to invest in our systems, partnerships and personnel to ensure we remain a leader in the next generation of digital banking.”

Other Highlights:

•	Total assets reached $7,601.4 million, up $1,777.6 million or 30.5% compared to June 30, 2015

•	Loan and lease portfolio grew by $1,426.1 million or 28.9% compared to June 30, 2015

•	Loan and lease originations for investment for the three months ended June 30, 2016 were $960.3 million, up 12.0%, or 48.0% annualized, compared to the quarter ended March 31, 2016

•	Deposits grew by $1,592.1 million or 35.8% compared to June 30, 2015

•	Asset quality remains strong with total non-performing assets of 0.42% of total assets and non-performing loans and leases equal to 0.50% of total loans at June 30, 2016

•	Net interest margin was 3.72%; excluding average balances associated with short-term H&R Block products the net interest margin was 3.87%

•	Tangible book value increased to $10.67 per share, up $2.19 per share compared to June 30, 2015
Fourth Quarter Fiscal 2016 Income Statement Summary
During the quarter ended June 30, 2016, BofI earned $29.7 million or $0.46 per diluted share compared to $24.4 million, or $0.39 per diluted share for the quarter ended June 30, 2015. Net interest income increased $13.9 million or 25.1% for the quarter ended June 30, 2016 compared to June 30, 2015, due to the $1,855.5 million growth in average-earning assets.
The loan and lease loss provision was $1.9 million for the quarter ended June 30, 2016 compared to $2.9 million for the quarter ended June 30, 2015. The decrease was primarily due to a change in the loan and lease mix during the quarter ended June 30, 2016.
For the fourth quarter ended June 30, 2016, non-interest income was $17.0 million compared to $10.3 million for the three months ended June 30, 2015. The increase year over year was the result of an increase in banking service fees and other income of $6.4 million, primarily due to H&R Block-branded products and service fee income and an increase in gain on sale - other of $3.8 million, primarily from sales of structured settlements and lottery receivables.
Non-interest expense or operating costs increased $12.2 million to $33.0 million for the quarter ended June 30, 2016 from $20.8 million for the three months ended June 30, 2015. The increase was mainly a result of an increase in compensation expense of $6.8 million related to staffing added since June 30, 2015, an increase in data processing and internet expense of $1.2 million and an increase of $0.9 million in other general and administrative costs. The increases in staffing, data processing and internet expense, and other general and administrative expenses were incurred to support the growth of the Bank’s operations.
“Our average interest-earning loans grew $471.0 million during the three months ended June 30, 2016 compared to our last quarter ended March 31, 2016,” said Andy Micheletti, Executive Vice President and Chief Financial Officer of BofI. “This quarter, excluding the impact from excess liquidity investments related to H&R Block products, our net interest margin was 3.87%, in line with our targeted range of 3.8% to 4.0%. We continued to make investments across a variety of strategic growth initiatives, including C&I lending, consumer lending, specialty deposits and our universal digital banking infrastructure. Despite more volatility in our quarterly efficiency ratio as a result of volatility in tax product revenues, we remain confident we can maintain a best-in-class efficiency ratio.”
Full Year Fiscal 2016 Highlights

•	Net income reached a record $119.3 million, an increase of 44.3% compared to the fiscal year ended June 30, 2015

•	Loan and lease originations and purchases for the fiscal year ended June 30, 2016 were $5,137.4 million up $814.1 million or 18.8% compared to the year ended June 30, 2015

•	Return on average common stockholders’ equity was 19.43%, up from 18.34% for fiscal year 2015

•	Net annualized charge-offs to average loans was a recovery of 1 basis point compared to 3 basis points of net charge-offs for fiscal year 2015

•	Completed a $51 million public offering of 6.25% Subordinated Notes on March 24, 2016

•	BofI was named the top performing large thrift in the U.S. for a fourth consecutive year by SNL Financial/S&P Global Market Intelligence

Balance Sheet Summary
BofI’s total assets increased $1,777.6 million, or 30.5%, to $7,601.4 million, as of June 30, 2016, up from $5,823.7 million at June 30, 2015. The loan and lease portfolio increased $1,426.1 million on a net basis, primarily from portfolio loan and lease originations and purchases of $3,774.4 million less principal repayments and other adjustments of $2,348.3 million. Loans held for sale decreased $48.9 million. Investment securities increased $75.5 million primarily due to purchases. Total liabilities increased by $1,627.6 million, or 30.8%, to $6,917.8 million at June 30, 2016, up from $5,290.2 million at June 30, 2015. The increase in total liabilities resulted primarily from growth in deposits of $1,592.1 million. Stockholders’ equity increased by $150.1 million, or 28.1%, to $683.6 million at June 30, 2016 from $533.5 million at June 30, 2015. The increase was primarily the result of $119.3 million in net income and sales of common stock of $21.1 million, net of commissions and fees.
The Bank’s Tier 1 core capital to adjusted average assets ratio was 8.78% at June 30, 2016.
Conference Call
A conference call and webcast will be held on Tuesday, August 2, 2016 at 4:30 PM Eastern / 1:30 PM Pacific. Analysts and investors may dial in and participate in the question/answer session. To access the call, please dial: 877-407-8293. The conference call will be webcast live and may be accessed at BofI’s website, http://www.bofiholding.com. For those unable to listen to the live broadcast, a replay will be available until Thursday, September 1, 2016, at Bofi's website and telephonically by dialing toll-free number 877-660-6853, passcode 13640821.

About BofI Holding, Inc. and BofI Federal Bank
BofI Holding, Inc. (“BOFI”) is the holding company for BofI Federal Bank, a nationwide bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With approximately $7.6 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI Holding, Inc.’s common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI” and is a component of the Russell 2000® Index, the S&P SmallCap 600® Index, and the KBW Nasdaq Financial Technology Index. For more information on BofI Federal Bank, please visit bofifederalbank.com.

Use of Non-GAAP Financial Measures
In addition to the results presented in accordance with GAAP, this report includes non-GAAP financial measures such as adjusted earnings. Adjusted earnings, previously labeled as “core earnings,” exclude realized and unrealized gains and losses associated with our securities portfolios. Excluding these gains and losses provides investors with an understanding of BofI’s core lending and mortgage banking business. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied and are not audited. Readers should be aware of these limitations and should be cautious as to their use of such measures. Although BofI believes the non-GAAP financial measures disclosed in this report enhance investors’ understanding of its business and performance, these non-GAAP measures should not be considered in isolation, or as a substitute for GAAP basis financial measures. Below is a reconciliation of GAAP net income to adjusted earnings:

	Three Months Ended		Fiscal Year Ended
	June 30,		June 30,
(Dollars in thousands)	2016	2015	2016	2015
Net income	$29,727	$24,395	$119,291	$82,682
Realized securities losses (gains)	(508)	—	(1,427)	(587)
FHLB one-time dividend	—	(1,662)	—	(1,662)
Unrealized securities losses (gains)	421	67	813	2,599
Tax (provision) benefit	37	667	257	(145)
Adjusted earnings	$29,677	$23,467	$118,934	$82,887

Forward-Looking Safe Harbor Statement
This press release contains forward-looking statements that involve risks and uncertainties, including without limitation statements relating to BofI’s financial prospects and other projections of its performance and asset quality, BofI’s ability to grow and increase its business, diversify its lending, the outcome and effects of pending class action litigation recently filed against the Company, and the anticipated timing and financial performance of new initiatives. These forward-looking statements are made on the basis of the views and assumptions of management regarding future events and performance as of the date of this press release. Actual results and the timing of events could differ materially from those expressed or implied in such forward-looking statements as a result of risks and uncertainties, including without limitation changes in interest rates, inflation, government regulation, general economic conditions, conditions in the real estate markets in which we operate and other factors beyond our control. These and other risks and uncertainties detailed in BofI’s periodic reports filed with the Securities and Exchange Commission could cause actual results to differ materially from those expressed or implied in any forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and BofI undertakes no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.

Investor Relations Contact:
Johnny Lai, CFA
VP, Corporate Development & Investor Relations
858-649-2218
jlai@bofi.com

The following tables set forth certain selected financial data concerning the periods indicated:
BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands)

(Dollars in thousands)	June 30, 2016	June 30, 2015	June 30, 2014
Selected Balance Sheet Data:
Total assets	$7,601,354	$5,823,719	$4,402,999
Loans and leases—net of allowance for loan and lease losses	6,354,679	4,928,618	3,532,841
Loans held for sale, at fair value	20,871	25,430	20,575
Loans held for sale, lower of cost or fair value	33,530	77,891	114,796
Allowance for loan and lease losses	35,826	28,327	18,373
Securities—trading	7,584	7,832	8,066
Securities—available-for-sale	265,447	163,361	214,778
Securities—held-to-maturity	199,174	225,555	247,729
Total deposits	6,044,051	4,451,917	3,041,536
Securities sold under agreements to repurchase	35,000	35,000	45,000
Advances from the FHLB	727,000	753,000	910,000
Subordinated notes and debentures and other	58,066	5,155	5,155
Total stockholders’ equity	683,590	533,526	370,778

Capital Ratios:
Equity to assets at end of period	8.99%	9.16%	8.42%
BofI Holding, Inc:
Tier 1 leverage (core) capital to adjusted average assets	9.12%	9.59%	*
Common equity tier 1 capital (to risk-weighted assets)	14.42%	14.98%	*
Tier 1 capital (to risk-weighted assets)	14.53%	15.12%	*
Total capital (to risk-weighted assets)	16.36%	15.91%	*
BofI Federal Bank:
Tier 1 leverage (core) capital to adjusted average assets	8.78%	9.25%	*
Tier 1 leverage (core) capital to adjusted tangible assets[1]	n/a	n/a	8.66%
Common equity tier 1 capital (to risk-weighted assets)	14.00%	14.58%	*
Tier 1 capital (to risk-weighted assets)	14.00%	14.58%	14.42%
Total capital (to risk-weighted assets)	14.75%	15.38%	15.11%
* Selected regulatory capital ratios were not applicable prior to January 1, 2015.
1. Reflects regulatory capital ratios of BofI Federal Bank. Effective January 1, 2015, the Bank's capital requirements changed the tier 1 leverage ratio from using end of period adjusted tangible assets to using adjusted average assets for the quarter and added a common equity tier 1 capital ratio.

BOFI HOLDING, INC. AND SUBSIDIARY
SELECTED CONSOLIDATED FINANCIAL INFORMATION
(Unaudited – dollars in thousands, except per share data)

	At or for the Three Months Ended		At or for the Fiscal year ending
	June 30,		June 30,
(Dollars in thousands, except per share data)	2016	2015	2016	2015
Selected Income Statement Data:
Interest and dividend income	$86,261	$67,567	$317,707	$244,364
Interest expense	17,106	12,273	56,696	45,419
Net interest income	69,155	55,294	261,011	198,945
Provision for loan losses	1,900	2,900	9,700	11,200
Net interest income after provision for loan losses	67,255	52,394	251,311	187,745
Non-interest income	17,015	10,278	66,340	30,590
Non-interest expense	32,985	20,752	112,756	77,478
Income before income tax expense	51,285	41,920	204,895	140,857
Income tax expense	21,558	17,525	85,604	58,175
Net income	$29,727	$24,395	$119,291	$82,682
Net income attributable to common stock	$29,650	$24,318	$118,982	$82,373

Per Share Data:
Net income:
Basic[1]	$0.46	$0.39	$1.85	$1.35
Diluted[1]	$0.46	$0.39	$1.85	$1.34
Book value per common share[1]	$10.73	$8.51	$10.73	$8.51
Tangible book value per common share[1]	$10.67	$8.48	$10.67	$8.48

Weighted average number of shares outstanding:
Basic[1]	64,474,329	62,830,818	64,265,207	61,177,908
Diluted[1]	64,474,864	63,027,386	64,271,052	61,404,364
Common shares outstanding at end of period[1]	63,219,392	62,075,004	63,219,392	62,075,004
Common shares issued at end of period[1]	64,513,494	63,145,364	64,513,494	63,145,364

Performance Ratios and Other Data:
Loan and lease originations for investment	$960,334	$851,889	$3,633,911	$3,271,911
Loan originations for sale	$207,696	$327,202	$1,363,025	$1,048,982
Loan and lease purchases	$—	$2,306	$140,493	$2,452
Return on average assets	1.57%	1.73%	1.75%	1.61%
Return on average common stockholders’ equity	17.91%	18.86%	19.43%	18.34%
Interest rate spread[2]	3.52%	3.82%	3.70%	3.79%
Net interest margin[3]	3.72%	3.97%	3.91%	3.92%
Efficiency ratio	38.28%	31.65%	34.44%	33.75%

Asset Quality Ratios:
Net annualized charge-offs to average loans and leases	0.02%	—%	(0.01)%	0.03%
Non-performing loans and leases to total loans and leases	0.50%	0.62%	0.50%	0.62%
Non-performing assets to total assets	0.42%	0.55%	0.42%	0.55%
Allowance for loan and lease losses to total loans and leases at end of period	0.56%	0.57%	0.56%	0.57%
Allowance for loan and lease losses to non-performing loans and leases	112.45%	91.88%	112.45%	91.88%
_________________________

1.
Share and per share amounts have been retroactively restated for all prior periods presented to reflect the four-for-one forward split of the Company’s common stock effected in the form of a stock dividend that was distributed on November 17, 2015

2.	Interest rate spread represents the difference between the annualized weighted average yield on interest-earning assets and the annualized weighted average rate paid on interest-bearing liabilities

3.	Net interest margin represents annualized net interest income as a percentage of average interest-earning assets